UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                                 POWERDSINE LTD.
                                (Name of Issuer)


                  ORDINARY SHARES, PAR VALUE NIS 0.01 PER SHARE
                         (Title of Class of Securities)


                                    M41415106
                                 (CUSIP Number)


                                DECEMBER 31, 2004
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 2 of 20


--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             4,782,387
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        4,782,387

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  4,782,387
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      24.8%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 3 of 20


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAP (Bermuda) Limited
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Bermuda

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             4,782,387
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        4,782,387

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  4,782,387
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      24.8%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               CO

--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 4 of 20


--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 78, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             4,782,387
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        4,782,387

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  4,782,387
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      24.8%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 5 of 20


--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners
         S.S. or I.R.S. Identifica-         (Bermuda), L.P.
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             4,782,387
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        4,782,387

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  4,782,387
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      24.8%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 6 of 20


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GapStar, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             4,782,387
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        4,782,387

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  4,782,387
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      24.8%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 7 of 20


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAP-W International, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             4,782,387
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        4,782,387

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  4,782,387
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      24.8%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 8 of 20


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAPCO GmbH & Co. KG
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Germany

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             4,782,387
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        4,782,387

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  4,782,387
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      24.8%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 9 of 20


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAPCO Management GmbH
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Germany

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             4,782,387
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        4,782,387

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  4,782,387
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      24.8%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               CO

--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 10 of 20


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAP Coinvestments III, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             4,782,387
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        4,782,387

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  4,782,387
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      24.8%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 11 of 20


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAP Coinvestments IV, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             4,782,387
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        4,782,387

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  4,782,387
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      24.8%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 11 of 20


Item 1.  (a)      NAME OF ISSUER

         PowerDsine Ltd.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         1 Hanagar St.
         Neve Ne'eman Industrial Zone Hod
         Hasharon 45421
         Israel

Item 2.  (a)      NAMES OF PERSONS FILING

         General Atlantic Partners, LLC ("GAP")
         GAP (Bermuda) Limited ("GAP GenPar")
         General Atlantic Partners 78, L.P. ("GAP 78")
         General Atlantic Partners (Bermuda), L.P. ("GAP Bermuda") GapStar, LLC ("GapStar")
         GAP-W International, L.P. ("GAP-W")
         GAPCO GmbH & Co. KG ("KG")
         GAPCO Management GmbH ("GmbH")
         GAP Coinvestments III, LLC ("GAPCO III")
         GAP Coinvestments IV, LLC ("GAPCO IV", and together with GAP, GAP GenPar, GAP 78, GAP Bermuda, GapStar, GAP-W, KG, GmbH and GAPCO III the "Reporting Persons")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

         c/o General Atlantic Service Corporation
         3 Pickwick Plaza
         Greenwich, CT 06830

         (c)      CITIZENSHIP

         GAP -- Delaware
         GAP GenPar -- Bermuda
         GAP 78 -- Delaware
         GAP Bermuda -- Bermuda
         GapStar -- Delaware
         GAP-W -- Delaware
         KG -- Germany
         GmbH -- Germany
         GAPCO III -- Delaware
         GAPCO IV -- Delaware

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 13 of 20


         (d)      TITLE OF CLASS OF SECURITIES

         Ordinary Shares, par value NIS 0.01 per share (the "Shares")


         (e)      CUSIP NUMBER

                       M41415106

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4. As of December 31, 2004, GAP, GAP GenPar, GAP 78, GAP Bermuda, GapStar, GAP-W, KG, GmbH, GAPCO III and GAPCO IV each owned of record no Shares, no Shares, 1,791,328 Shares, 1,445,163 Shares, 59,784 Shares, 1,172,778
         Shares, 4,962 Shares, no Shares, 240,618 Shares and 67,754 Shares, respectively, or 0.0%, 0.0%, 9.3%, 7.5%, 0.3%, 6.1%, 0.0%, 0.0%, 1.2%
         and 0.4%, respectively, of the issued and outstanding Shares. GAP is the general partner of GAP 78 and the sole member of GapStar. GAP GenPar is the general partner of both GAP Bermuda and GAP-W. The managing members of GAP are Steven A. Denning, Peter L. Bloom, Mark F. Dzialga, Klaus Esser, Vince Feng, William E. Ford, William O. Grabe, Abhay Havaldar, David C. Hodgson, Braden R. Kelly, Rene M. Kern, Marc
         F. McMorris, Matthew Nimetz, Franchon M. Smithson, Tom C. Tinsley, Phillip P. Trahanas, and Florian Wendelstadt (collectively, the "GAP Managing Members"). The GAP Managing Members are the directors and senior executive officers of GAP GenPar. The Managing Members of GAPCO III and GAPCO IV are GAP Managing Members. The general partner of KG is GmbH. Messrs. Denning and Hodgson are shareholders of GAPCO Management GmbH. Mr. Trahanas is a director of the Company. By virtue of the fact that (i) the GAP Managing Members are the directors and senior executive officers of GAP GenPar, (ii) GAP is the general partner of GAP 78 and the sole member of GapStar, (iii) GAP GenPar is the general partner of both GAP Bermuda and GAP-W, (iv) the Managing Members of GAPCO III and GAPCO IV are GAP Managing Members and (v) the GAP Managing Members are authorized and empowered to vote and dispose of the securities held by KG and GmbH, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares which each owns of record. Accordingly, as of December 31, 2004, each of the Reporting Persons may be deemed to own beneficially an aggregate of 4,782,387 Shares or 24.8% of the issued and outstanding Shares. Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 4,782,387 Shares that may be deemed to be owned beneficially by each of them.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 14 of 20


         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         See Item 4.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 4.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. CERTIFICATION

         Not applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 15 of 20


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2005

                                   GENERAL ATLANTIC PARTNERS, LLC


                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                   GAP (BERMUDA) LIMITED


                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Vice President


                                   GENERAL ATLANTIC PARTNERS 78, L.P.

                                   By:  General Atlantic Partners, LLC,
                                        its General Partner


                                         By: /s/ Thomas J. Murphy
                                             ----------------------------------
                                             Name:  Thomas J. Murphy
                                             Title: Attorney-in-Fact


                                   GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.

                                   By:  GAP (Bermuda) Limited,
                                        its General Partner


                                        By:  /s/ Matthew Nimetz
                                             ----------------------------------
                                             Name:  Matthew Nimetz
                                             Title: Vice President

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 16 of 20


                                   GAPSTAR, LLC

                                   By:  General Atlantic Partners, LLC,
                                        its Sole Member


                                        By:  /s/ Thomas J. Murphy
                                             ----------------------------------
                                             Name:   Thomas J. Murphy
                                             Title:  Attorney-in-Fact


                                   GAP-W INTERNATIONAL, L.P.

                                   By:  GAP (Bermuda) Limited,
                                        its General Partner


                                        By:  /s/ Matthew Nimetz
                                             ----------------------------------
                                             Name:   Matthew Nimetz
                                             Title:  Vice President


                                   GAPCO GMBH & CO. KG

                                   By:  GAPCO Management GmbH,
                                        its General Partner


                                         By:  /s/ Matthew Nimetz
                                              ---------------------------------
                                              Name:   Matthew Nimetz
                                              Title:  Managing Director


                                   GAPCO MANAGEMENT GMBH


                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Managing Director


                                   GAP COINVESTMENTS III, LLC


                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 17 of 20


                                   GAP COINVESTMENTS IV, LLC


                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact